PRICING SUPPLEMENT

Dated September 28, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-282565

(To Prospectus dated November 8, 2024,

Prospectus Supplement dated November 8, 2024,

Underlier Supplement dated November 8, 2024

and Product Supplement dated November 8, 2024)

The Bank of Nova Scotia $3,366,400 Trigger Step Securities
Linked to the least performing of the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index due September 30, 2030

Investment Description

The Bank of Nova Scotia Trigger Step Securities (the “Securities”) are senior, unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the least performing of the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index (each, an “underlying asset” and together, the “underlying assets”). The amount you receive at maturity will be based on the direction and percentage change in the closing level of the underlying asset with the lowest percentage change from its initial level to its final level (such underlying asset, the “least performing underlying asset” and such return, the “least performing underlying return”) and whether the closing level of any underlying asset on the final valuation date (its “final level”) is less than its step barrier or downside threshold. If the final level of each underlying asset is equal to or greater than its step barrier, BNS will pay you a cash payment per Security at maturity equal to the principal amount plus a percentage return equal to the greater of (i) the step return and (ii) the least performing underlying return. If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the final level of any underlying asset is less than its downside threshold, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose your entire investment in the Securities. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your investment in the Securities. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Features

 Participation in the Positive Least Performing Underlying Return with Step Return Feature: At maturity, if the final level of each underlying asset is equal to or greater than its step barrier, the Securities provide a percentage return equal to the greater of (i) the step return and (ii) the least performing underlying return.

 Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure: If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the final level of any underlying asset is less than its downside threshold, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose your entire investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS.

Key Dates

Trade Date* September 28, 2026

Settlement Date* September 30, 2026

Final Valuation Date** September 26, 2030

Maturity Date** September 30, 2030

* We expect to deliver the Securities against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

** Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page P-4 herein and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose a significant portion or all of your investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying Assets	Bloomberg Tickers	Step Return	Initial Levels	Step Barriers	Downside Thresholds	CUSIP	ISIN
MSCI® Emerging Markets IndexSM	MXEF	87.85%	1,709.63	1,709.63, which is 100.00% of its Initial Level	1,282.22, which is 75.00% of its Initial Level	06419Y420	US06419Y4200
EURO STOXX 50® Index	SX5E		6,301.28	6,301.28, which is 100.00% of its Initial Level	4,725.96, which is 75.00% of its Initial Level

The initial estimated value of your Securities at the time the terms of your Securities were set on the trade date was $10.167 per principal amount. See “Additional Information Regarding Estimated Value of the Securities” herein and “Key Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-6 of this document for additional information. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy.

See “Additional Information About BNS and the Securities” on page P-ii. The Securities will have the terms set forth in the accompanying product supplement, prospectus supplement, underlier supplement and prospectus, each dated November 8, 2024, and this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Securities are not bail-inable debt securities under the CDIC Act.

Offering of Securities	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing of the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index	$3,366,400.00	$10.00	$0.00	$0.00	$3,366,400.00	$10.00

(1) Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS Financial Services Inc. (“UBS”) at the principal amount. UBS offered the Securities at the issue price to certain fee-based advisory accounts for which UBS is an investment advisor. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2) This amount excludes any profits to BNS, SCUSA or any of our other affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc. UBS Financial Services Inc.

Additional Information About BNS and the Securities

You should read this pricing supplement together with the prospectus dated November 8, 2024, as supplemented by the prospectus supplement dated November 8, 2024, the underlier supplement dated November 8, 2024 and the product supplement (Market-Linked Notes, Series A) dated November 8, 2024, relating to our Senior Note Program, Series A, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Securities involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000183988224038316/bns_424b2-21309.htm

♦Underlier Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038308/bns_424b2-21314.htm

♦Prospectus Supplement dated November 8, 2024:

http://www.sec.gov/Archives/edgar/data/9631/000183988224038303/bns_424b3-21311.htm

♦Prospectus dated November 8, 2024:
http://www.sec.gov/Archives/edgar/data/9631/000119312524253771/d875135d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “Trigger Step Securities” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated November 8, 2024, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated November 8, 2024, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated November 8, 2024 and references to the “accompanying prospectus” mean the BNS prospectus, dated November 8, 2024.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand and are willing to accept the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your investment.

♦You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date and that you will lose a significant portion or all of your investment if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of a significant portion or all of your investment in the Securities and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or the stocks comprising such underlying asset (its “underlying constituents”).

♦You believe that the level of each underlying asset will appreciate over the term of the Securities.

♦You are willing to invest in the Securities based on the step barriers, downside thresholds and step return indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You are willing to assume the credit risk of BNS for all payments under the Securities, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand or are not willing to accept the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your investment.

♦You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on the final valuation date, or that you will lose a significant portion or all of your investment if the final level of any underlying asset is less than its downside threshold.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your investment in the Securities or are unwilling to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦You believe that the level of at least one underlying asset will decline during the term of the Securities and that the final level of any underlying asset is likely to be less than its downside threshold.

♦You are unwilling to invest in the Securities based on the step barriers, downside thresholds or step return indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not understand or are not willing to accept the risks associated with the underlying assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of BNS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review “Key Risks” herein and the more detailed “Additional Risk Factors Specific to the Notes” in the accompanying product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents

Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”). See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 4 years.
Underlying Assets	The MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index
Step Return	87.85%
Payment at Maturity (per Security)	If the final level of each underlying asset is equal to or greater than its step barrier, BNS will pay you an amount in cash equal to:
$10 × (1 + the greater of (i) the Step Return and (ii) the Least Performing Underlying Return)

If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you an amount in cash equal to:

Principal Amount of $10

If the final level of any underlying asset is less than its downside threshold, BNS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 × (1 + Least Performing Underlying Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the least performing underlying return regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose your entire investment in the Securities.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Least Performing Underlying Return	The underlying return of the least performing underlying asset.
Initial Level(1)	The closing level of each underlying asset on the trade date, as indicated on the cover hereof.
Final Level(1)	The closing level of each underlying asset on the final valuation date.
Step Barrier(1)	A specified level of each underlying asset that is equal to its respective initial level, as indicated on the cover hereof.
Downside Threshold(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as indicated on the cover hereof.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology”, as described in the accompanying product supplement.

Business Day	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”
Tax Redemption

Notwithstanding anything to the contrary in the accompanying product supplement, the provision set forth under “General Terms of the Notes—Payment of Additional Amounts” and “General Terms of the Notes—Tax Redemption” shall not apply to the Securities.

Canadian Bail-in	The Securities are not bail-inable debt securities under the CDIC Act.
Terms Incorporated

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying asset”, “underlying constituents”, “closing level”, “underlying return” and “downside threshold” mean “reference asset”, “reference asset constituents”, “closing value” “reference asset return” and “barrier value”, respectively, each as defined in the accompanying product supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Securities based on the methodology for calculating per annum rates provided for in the Securities. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Securities.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Securities are set.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the final level of each underlying asset is equal to or greater than its step barrier, BNS will pay you an amount in cash per Security equal to:

$10 × (1 + the greater of (i) the Step Return and (ii) the Least Performing Underlying Return)

If the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, BNS will pay you an amount in cash per Security equal to:

Principal Amount of $10

If the final level of any underlying asset is less than its downside threshold, BNS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Least Performing Underlying Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the least performing underlying return, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose your entire investment in the Securities.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose all of your investment in the Securities. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in any or all of the underlying assets or underlying constituents. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities under “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that BNS will not necessarily repay the principal amount of the Securities. BNS will pay you the principal amount of your Securities in cash at maturity only if the final level of each underlying asset is equal to or greater than its downside threshold. If the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose your entire investment in the Securities.

♦The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Securities even if the then-current level of each underlying asset is equal to or greater than its step barrier or downside threshold. All payments on the Securities are subject to the creditworthiness of BNS.

♦The step return and potential participation in appreciation of any underlying asset apply only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the step return or the participation in the least performing underlying return in excess of the step return, even if such return is positive. You can receive the full benefit of such features only if you hold your Securities to maturity.

♦No interest payments — BNS will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Securities, including the step return, step barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the time the terms of the Securities are determined, the greater the expectation is as of that date that the final level of an underlying asset could be less than its downside threshold and, as a consequence, indicates an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher step return than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower step barriers and/or downside thresholds than those terms on otherwise comparable securities. Therefore, a relatively higher step return may indicate an increased risk of loss. Further, the underlying assets' volatility can change significantly over the term of the Securities, and relatively lower step barriers and/or downside thresholds may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your investment in the Securities.

♦Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. Rather, it will be contingent upon the performance of each underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. In addition, you will not receive or be entitled to receive any dividend payments or other distributions paid to holders of the underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying constituents may have.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Securities is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return equal to the least performing underlying return if the final level of any underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your investment at maturity than if the Securities were linked to a single underlying asset — The risk that you will lose a significant portion or all of your investment in the Securities is greater if you invest in the Securities than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset. With more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold than if the Securities were linked to a single underlying asset.

In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a final level that is less than its downside threshold. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the economic terms of the Securities, including the step return, step barriers and downside thresholds, are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Securities are finalized. All things being equal, a higher step return and lower step barriers and downside thresholds are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive a positive return on the Securities or that the final level of any underlying asset will be less than its step barrier and downside threshold is even greater despite lower step barriers and downside thresholds, respectively. Therefore, it is more likely that the final level of any underlying asset will be less than its downside threshold and that you will lose a significant portion or all of your investment at maturity.

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the value of the underlying constituents. The level of the underlying assets can rise or fall sharply due to factors specific to each underlying asset, its underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the underlying assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the final level of each underlying asset will be equal to or greater than its step barrier or downside threshold. The level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with the relevant markets tracked by each such underlying asset in general and the underlying assets and its underlying constituents in particular, and the risk of losing a significant portion or all of your investment.

♦The underlying assets reflect price return, not total return — The return on your Securities is based on the performance of the underlying assets, which reflect the changes in the market prices of the underlying constituents. Your Securities are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Securities will not include such a total return feature or any dividend component.

♦The level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the EURO STOXX 50® Index — Although the underlying constituents of the EURO STOXX 50® Index are traded in euros, the Securities are denominated in U.S. dollars, and the calculation of the amount payable on the Securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the level of the EURO STOXX 50® Index and therefore, the market value of, and return on, the Securities. In addition, you will not benefit from any appreciation of the euro relative to the U.S. dollar, which you would have had you owned the underlying constituents of EURO STOXX 50® Index directly. The amount we pay in respect of the Securities on the maturity date will be determined solely in accordance with the procedures described herein and in “General Terms of the Securities” in the accompanying product supplement.

♦The Securities are subject to currency exchange rate risks — The Securities are subject to currency exchange rate risks because the MSCI® Emerging Markets IndexSM is comprised of stocks that are traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of the underlying constituents are converted into U.S. dollars for purposes of calculating the level of the MSCI® Emerging Markets IndexSM. As a result, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies represented in the MSCI® Emerging Markets IndexSM. The values of the currencies of the underlying constituents of the MSCI® Emerging Markets IndexSM may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The level of the MSCI® Emerging Markets IndexSM will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each of its non-U.S. constituents. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the applicable underlying constituents, and therefore the level of the MSCI® Emerging Markets IndexSM, and the market value of, and return on, the Securities, may be adversely affected.

♦The Securities are subject to non-U.S. securities market risk — The Securities are subject to risks associated with non-U.S. securities markets because the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index are comprised of stocks of companies that are traded in one or more non-U.S. securities markets. An investment in securities, such as the Securities, linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the

U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Securities may also be subject to regulatory risks, including sanctions, because the MSCI® Emerging Markets IndexSM and the EURO STOXX 50® Index are comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the MSCI® Emerging Markets IndexSM and/or the EURO STOXX 50® Index and, as a result, the market value of, and return on the Securities.

♦An investment in the Securities is subject to risks associated with the Eurozone — The EURO STOXX 50® Index is subject to risks associated with the Eurozone. The Eurozone has undergone and may again undergo severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Increased financial stress, or political, legal or regulatory changes in the Eurozone may cause the USD/EUR exchange rate (and the exchange rate between the Euro and other currencies) to become significantly more volatile than it has been in the past. There is also a possibility that one or more Eurozone countries may cease to use the euro, which could also adversely affect the exchange rate between the euro and other currencies and potentially the convertibility of the euro in such countries. There is also the possibility that the euro may cease to exist or the USD/EUR exchange rate may otherwise become unavailable. If these events were to happen, the closing level of the EURO STOXX 50® Index and the value of, and any amount payable on, the Securities could be adversely affected.

♦The Securities are subject to emerging markets risks — The Securities are subject to risks associated with emerging market companies and emerging securities markets because the underlying constituent issuers with respect to the MSCI® Emerging Markets IndexSM are emerging market companies that are traded on various emerging market exchanges. Generally, emerging market securities markets may be more volatile than U.S. or other, developed non-U.S. securities markets, and market developments may affect emerging markets differently from U.S. and other, developed non-U.S. securities markets. Direct or indirect government intervention to stabilize these emerging markets, as well as cross shareholdings in emerging market companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about emerging market companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and emerging market companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in emerging market countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the emerging securities markets, include the possibility of recent or future changes in the emerging market government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to emerging market companies or investments in emerging market equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular emerging market economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦Changes affecting the underlying assets could have an adverse effect on the market value of, and any amount payable on, the Securities — The policies of each index sponsor as specified herein under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying asset. The policies of an index sponsor with respect to the calculation of the applicable underlying asset could also adversely affect the level of the applicable underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Securities.

♦BNS and the Agents cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — None of BNS, UBS or our or their respective affiliates are affiliated with the index sponsors or have any ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Securities offering in any way and have no obligation to consider your interest as an owner of the Securities in taking any actions that might negatively affect the market value of, and any amount payable on, the Securities.

Risks Relating to Estimated Value and Liquidity

♦Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Securities and SCUSA’s estimated value of the Securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Securities to be more favorable to you. Consequently, the use of an internal funding rate for the Securities increases the estimated value of the Securities at any time and has an adverse effect on the economic terms of the Securities.

♦BNS’ initial estimated value of the Securities does not represent future values of the Securities and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Securities was determined by reference to its internal pricing models on the trade date. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility of the underlying assets, correlation of the underlying assets, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦The Securities have limited liquidity — The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the Securities from you. If at any time SCUSA does not make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Securities and, depending on your broker, may be less than the valuation provided on your customer account statement — SCUSA’s estimated value of the Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. If SCUSA buys or sells the Securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The value provided by SCUSA on its customer account statements is based on these pricing models. As a result, depending on your broker, SCUSA or its affiliates may offer to buy or sell the Securities in the secondary market at a price that is less than the valuation provided on your broker’s customer account statements. Investors should inquire as to the valuation provided on their customer account statement provided by unaffiliated dealers, including UBS. As described above, SCUSA and its affiliates intend, but are not required, to make a market in the Securities and may stop making a market at any time.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the underlying assets, correlation of the underlying assets, price-sensitivity analysis and the time to maturity of the Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

In addition to the factors discussed above, the value and quoted price of the Securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Securities, including the price you may receive for the Securities in any market making transaction. To the extent that SCUSA makes a market in the Securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes. Furthermore, if you sell your Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Securities in a secondary market sale.

♦The price of the Securities prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the underlying assets over the full term of the Securities, (ii) volatility of the levels of the underlying assets and their respective underlying constituents and the market's perception of future volatility of the underlying assets, (iii) the correlation of the underlying assets and the market’s perception of future correlation of the underlying assets, (iv) changes in interest rates generally, (v) any actual or anticipated changes in our credit ratings or credit spreads, (vi) dividend yields on the underlying constituents and (vii) time remaining to maturity. In particular, because the provisions of the Securities relating to the payment at maturity behave like options, the value of the Securities will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated levels of the underlying assets and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than the principal amount if you sell your Securities prior to maturity regardless of the levels of the underlying assets at such time.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Hedging activities by BNS and SCUSA may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities — We, SCUSA or one or more of our other affiliates has hedged or expects to hedge our obligations under the Securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying constituents and/or purchasing futures, options and/or other instruments linked to the underlying assets and/or one or more of their underlying constituents. We, SCUSA or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying assets and/or one or more of their underlying constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, SCUSA or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Securities whose returns are linked to changes in the levels of the underlying assets and/or one or more of the underlying constituents. Any of these hedging activities may adversely affect the levels of the underlying assets — directly or indirectly by affecting the price of their underlying constituents — and therefore the market value of the Securities and the amount you will receive, if any, on the Securities.

You should expect that these transactions will cause BNS, SCUSA or our other affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. None of BNS, SCUSA or any of our other affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the market value of, and return on, the Securities declines.

♦We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying constituent issuers, and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Securities — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the underlying constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the levels of the underlying assets and/or the value of the Securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying constituent issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the levels of the underlying assets and the market for your Securities, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Securities.

You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Securities or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

♦Potential impact on price by BNS or the Agents — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying assets or any underlying constituents may adversely affect the performance of the underlying assets or applicable underlying constituent and, therefore, the market value of, and return on, the Securities. See “— Risks Relating to Hedging Activities and Conflicts of Interest— Hedging activities by BNS and SCUSA may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities” for additional information regarding hedging-related transactions and trading.

♦The calculation agent will have significant discretion with respect to the Securities, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent can postpone the determination of the final level on the final valuation date if a market disruption event occurs and is continuing on that day.

♦Potentially inconsistent research, opinions or recommendations by BNS or the Agents — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets to which the Securities are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of BNS — The Securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment in the Securities.

♦BNS is subject to the resolution authority under the CDIC Act — Although the Securities are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Securities and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Securities?” herein.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Principal Amount:	$10.00
Term:	Approximately 4 years
Initial Level:
Underlying Asset A: Underlying Asset B:	100.00 100.00
Step Barrier:
Underlying Asset A:	100.00 (which is equal to 100.00% of its Initial Level)
Underlying Asset B:	100.00 (which is equal to 100.00% of its Initial Level)
Downside Threshold:
Underlying Asset A: Underlying Asset B:	75.00 (which is equal to 75.00% of its Initial Level) 75.00 (which is equal to 75.00% of its Initial Level)
Step Return:	87.85%

Example 1: The Least Performing Underlying Return is 20.00%.

Because the final level of each underlying asset is equal to or greater than its step barrier and the least performing underlying return is less than the step return, the payment at maturity per Security will be calculated as follows:

$10.00 × (1 + the greater of: (i) 87.85% and (ii) 20.00%)
= $10.00 × (1 + 87.85%)
= $18.785 per Security (87.85% total return).

Example 2: The Least Performing Underlying Return is 90.00%.

Because the final level of each underlying asset is equal to or greater than its step barrier and the least performing underlying return is greater than the step return, the payment at maturity per Security will be calculated as follows:

$10.00 × (1 + the greater of: (i) 87.85% and (ii) 90.00%)
= $10.00 × (1 + 90.00%)
= $19.00 per Security (90.00% total return).

Example 3: The Least Performing Underlying Return is -20.00% and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold.

Because the final level of any underlying asset is less than its step barrier but the final level of each underlying asset is equal to or greater than its downside threshold, the payment at maturity per Security will be equal to the principal amount of $10.00 (a total return of 0.00%).

Example 4: The Least Performing Underlying Return is -60.00% and its Final Level is less than its Downside Threshold.

Because the final level of any underlying asset is less than its downside threshold, the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$10.00 × (1 + Least Performing Underlying Return)

=$10.00 × (1 + -60.00%)
= $10 × 0.40
= $4.00 per Security (60.00% loss).

In this scenario, you will suffer a percentage loss on your principal amount equal to the least performing underlying return, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your investment in the Securities.

Least Performing Underlying Asset		Payment and Return at Maturity
Final Level	Least Performing Underlying Return	Payment at Maturity	Security Total Return at Maturity
195.00	195.00%	$19.500	95.00%
190.00	90.00%	$19.000	90.00%
187.85	87.85%	$18.785	87.85%
180.00	80.00%	$18.785	87.85%
160.00	60.00%	$18.785	87.85%
140.00	40.00%	$18.785	87.85%
120.00	20.00%	$18.785	87.85%
100.00	0.00%	$18.785	87.85%
90.00	-10.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
75.00	-25.00%	$10.000	0.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose all of your investment in the Securities. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

MSCI® Emerging Markets IndexSM

We have derived all information contained herein regarding the MSCI® Emerging Markets IndexSM (“MXEF”) including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc. (its “index sponsor” or “MSCI”), and/or its affiliates.

MXEF is a stock index calculated, published and disseminated daily by MSCI, through numerous data vendors, on the MSCI website and in real time on the Bloomberg Professional® service (“Bloomberg”) and Reuters Limited. MXEF is a free float adjusted market capitalization index designed to measure equity market performance in the global emerging markets and is one of the MSCI Global Investable Market Indices.

MXEF is considered a “standard” index, which means it consists of all eligible large-capitalization and mid-capitalization stocks, as determined by MSCI, in the relevant market. MXEF has a base date of December 31, 1987. Please see “Indices — MSCI® Emerging Markets IndexSM” in the accompanying underlier supplement for additional information regarding MXEF, MSCI and our license agreement with respect to MXEF. Additional information regarding MXEF, including its sectors, sector weightings and top constituents, may be made available on the MSCI’s website.

Historical Information

The graph below illustrates the performance of MXEF from January 1, 2016 through September 28, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of MXEF on September 28, 2026 was 1,709.63. The dotted lines respectively represent its step barrier of 1,709.63, which is equal to 100% of its initial level, and its downside threshold of 1,282.22, which is equal to 75% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX” or its “index sponsor”), and/or its affiliates.

SX5E is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in SX5E trade in euros, and are allocated based on their country of incorporation, primary listing and largest trading volume, to one of the following countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Please see “Indices — The EURO STOXX 50® Index” in the accompanying underlier supplement for additional information regarding SX5E, its index sponsor and our license agreement with respect to SX5E. Additional information regarding SX5E, including its sectors, sector weightings and top constituents, may be available on its index sponsor’s website.

Historical Information

The graph below illustrates the performance of SX5E from January 1, 2016 through September 28, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of SX5E on September 28, 2026 was 6,301.28. The dotted lines respectively represent its step barrier of 6,301.28, which is equal to 100% of its initial level, and its downside threshold of 4,725.96, which is equal to 75% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2016 through September 28, 2026. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2016 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2016 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the closing level or final level of one of those underlying assets to be less than its downside threshold on any observation date or on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the closing level or final level of one or more of the underlying assets might be less than its downside threshold on any observation date or on the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the correlations referenced in setting the terms of the Securities are calculated using BNS’ internal models at the time when the terms of the Securities are set and are not derived from the daily returns of the underlying assets over the period set forth below. A lower downside threshold or step barrier is generally associated with lower correlation of the underlying assets, which reflects a greater potential for receiving no positive return and for a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics — Greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your investment at maturity than if the Securities were linked to a single underlying asset “ herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying assets. If your Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the Securities. U.S. holders should refer to information filed with the SEC or an equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.

Except to the extent otherwise required by law, BNS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Notes Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code, and “FATCA”, each as discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on the nature of the underlying assets and our determination that the Securities are not “delta-one” with respect to any underlying asset or underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, any underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Securities. A non-U.S. holder that enters, or has entered, into other transactions in respect of an underlying asset, any underlying constituents or the Securities should consult its tax advisor regarding the application of Section 871(m) of the Code to its Securities in the context of its other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Security at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Securities at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS and those of the underlying constituent issuers).

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement for a discussion of the material Canadian income tax consequences of an investment in the Securities. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-Resident Holder will be a deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Act.

Additional Information Regarding Estimated Value of the Securities

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Securities. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Securities (including the step barrier and downside threshold) are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked Securities and the economic terms of certain related hedging arrangements. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further under “Key Risks — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Securities to you.

We urge you to read the “Key Risks — Risks Relating to Estimated Value and Liquidity“ in this pricing supplement for additional information.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

SCUSA, our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS at the principal amount. UBS offered the Securities at the issue price to certain fee-based advisory accounts for which UBS is an investment advisor. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and has agreed to purchase Securities from BNS or its affiliates.

In addition, SCUSA and our other affiliates may use the accompanying product supplement, underlier supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Securities. While SCUSA intends to make a market in the Securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Estimated Value and Liquidity — The Securities have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement and prospectus supplement for additional information.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors — The only categories of person in the United Kingdom to whom this document may be distributed are those persons who (i) have professional experience in matters relating to investments falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”)), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons in (i)-(iii) above together being referred to as “Relevant Persons”). This document is directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons. This document may only be provided to persons in the United Kingdom in circumstances where section 21(1) of FSMA does not apply to BNS. The Securities are not being offered to “retail investors” within the meaning of the Packaged Retail and Insurance-based Investment Products Regulations 2017 and accordingly no Key Information Document has been produced under these regulations.

Validity of the Securities

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Securities offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated October 9, 2024 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on October 9, 2024.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 9, 2024, which has been filed as Exhibit 5.2 to BNS’ Form F-3 filed with the SEC on October 9, 2024.